Exhibit 10.18

AMENDMENT TO STOCK OPTION AGREEMENT

To: [Recipient Name] (Employee Number: nnnnn)

Dated: [Date]

Reference is made to the Stock Option Agreement (the "Agreement") dated [Date] between you and Covisint Corporation (the "Corporation") pursuant to which the Company granted to you the Option to purchase [#shares] Shares at $[price] per share, upon the terms and conditions contained therein and in the 2009 Long Term Incentive Plan (the "Plan"). Pursuant to the Plan and with the approval of the Corporation's Board of Directors in accordance with the Plan, the Corporation amends your Agreement, as set forth herein, to add a new "tandem" Stock Appreciation Right (the "SAR"). The SAR is applicable only to the portion of your Option that is exercisable in 2014 (the "2014 Portion"). The SAR becomes exercisable on June 24, 2014, and it will expire on the earliest of the date of Compuware Corporation’s distribution of the common stock of the Corporation to its shareholders, the exercise of the related Option, or December 26, 2014.

To the extent that the 2014 Portion of the Option is exercisable in accordance with the terms of the Agreement, you may elect to exercise the SAR with respect to a number of Shares not to exceed the number of Shares of the 2014 Portion of the Option that are then exercisable. Upon exercise of the SAR (a) the Corporation will pay to you, no later than 5 business days following such exercise, a cash payment equal to the product of (1) the number of Shares with respect to which the SAR is being exercised and (2) the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the exercise price of the related Option and (b) the related 2014 Portion of the Option shall immediately terminate with respect to the number of Shares with respect to which the SAR is exercised (and you shall no longer have the right to acquire and you shall not in fact acquire such number of Shares). You may exercise the SAR with respect to all or a portion of the Shares with respect to which it is exercisable. The Corporation will allow you to exercise the SAR four (4) times during the period the SAR is exercisable without cost. For each exercise of the SAR above four (4) times, the Corporation will charge you $.05 per Share being exercised.

Section 3 (relating to non-transferability), 7 (relating to rights as a stockholder) and 8 (relating to withholding taxes) of the Agreement shall apply to the SARs granted hereunder.

For federal income tax purposes, this Amendment to Stock Option Agreement is intended in substance to constitute a mere amendment of the 2014 Portion of your Option to provide you with the alternative of receiving the value of the 2014 Portion of your Option in cash, in lieu of you exercising the Option and acquiring the underlying Shares. This Amendment to Stock Option Agreement is not intended to effectuate a new and separate grant of or relating to the Shares of the Company under the Plan.

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Very truly yours,

COVISINT CORPORATION

By:_____________________
Michael A. Sosin
Vice President, General Counsel

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